Exhibit 6.4

OPTION AGREEMENT

SECTION 102 CAPITAL GAINS STOCK OPTION

Made and entered into on the 6 day of October, 2016

Between

OS New Horizon- Personal Computing Solutions Ltd. (the “Company”)

And

David Freidenberg, I.D. 034024625

(the “Employee”)

WHEREAS:	The Employee is an employee of the Company and/or of a subsidiary and/or of an affiliated company of the Company (each a “Related Company” and collectively, “Related Companies”); and

WHEREAS:	The Company desires to grant the Employee options to purchase shares in the Company, and/or to issue to the Employee shares in the Company and the Employee is interested in receiving the aforesaid options and/or purchasing the aforesaid shares, all in accordance with and subject to the OS New Horizon- Personal Computing Solutions Ltd. Share Ownership and Option Plan (2015) and the appendices thereto (the “Plan”) and the provisions of this Agreement, and their intention is that the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Income Tax Ordinance”) or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder (collectively, “Section 102”) shall apply to the shares issued and/or options granted hereunder and that the grant of options and/or issue of shares hereunder be deemed made through a trustee in accordance with the capital gains route pursuant to Section 102; and

WHEREAS:	The Employee has read Section 102 and the Plan, wishes to be bound by them and desires that they apply to the options and/or shares which shall be granted and/or issued to him or her hereunder.

NOW, THEREFORE, it is agreed as follows:

1.	Preamble; Definitions

1.1.	The preamble to this Agreement is the basis and constitutes an integral part thereof.

1.2.	Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Plan.

2.	Application of the Provisions of the Plan

2.1.	The Employee hereby declares that he or she has carefully read the Plan and that he or she acknowledges and agrees to all of the provisions, conditions, limitations, authorizations, declarations and commitments included therein.

2.2.	The Employee declares and agrees that this Agreement and the Plan prevail over any previous agreement, arrangement and/or understanding, whether written or oral between the Employee and the Company and/or any Related Company, or the officers and/or directors and/or the shareholders thereof with respect to the matters herein included, and with respect to the Company’s shares and/or any option to purchase shares in the Company which have not yet been actually issued or granted, and that any agreement, arrangement and/or understanding as aforesaid are null and void and of no further force or effect.

2.3.	All of the provisions, conditions, limitations and declarations included and specified in the Plan, as the same shall be amended from time to time, are hereby incorporated herein by reference and constitute an integral part of this Agreement and of the Employee’s commitments hereunder. Except and to the extent otherwise expressly provided herein, nothing in this Agreement or in the provisions hereof shall derogate from anything contained in the Plan.

2.4.	The Employee declares, covenants and agrees that the Income Tax Ordinance and Section 102, as the same shall be amended from time to time, including the trust deeds between the Company and the Trustee (the conditions whereof are accepted by the Employee and upon signing this Agreement he or she approves them as an integral part of this Agreement) and the notices to the Assessing Officer about the allotment, are fully binding on the Employee and shall prevail in case of contradiction, over any other provision in the Agreement or in the Plan.

2.5.	A copy of the Plan has been provided to the Employee and constitutes an integral part hereof.

3.	Grant of Option; Designation; Restriction on Sale; Term; Vesting

3.1.	Subject to this Agreement and the Plan, the Company grants to the Trustee on behalf of the Employee, an option (the “Option”) to purchase 50,000 Ordinary Shares of the Company par value NIS 0.01 each (the “Shares”, which term shall include, as the context requires, any and all other or additional rights or shares deriving from or issued in connection therewith, if any, such as, but not limited to, bonus shares (share dividends) (“Additional Rights”)) at an exercise price of NIS 0.01 per share, at the time and in the manner hereinafter provided.

For the avoidance of all doubts, it is hereby cleared that any Option granted to the Employee under this Agreement, shall be in addition to any other options that may have been granted to the Employee prior to this Agreement.

The Option is granted pursuant to Section 102, through a trustee and in accordance with the capital gains route.

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Without derogating from any other provisions of the Plan and this Agreement, including with respect to the assignment, sale or other transfer of the Option or the Shares, (i) the Option and the Shares may not be sold until the end of the Restricted Period, unless otherwise allowed or determined by the Israeli tax authorities; and (ii) all Additional Rights, if any, will be subject to the same tax route applicable to the Option and/or the Shares.

The term of the Option shall be 10 years from the date hereof or such shorter period as is prescribed in Section 3.3 below or pursuant to the Plan.

3.2.	The following are the dates as of which the Option may be exercised (each an “Exercise Date”) by the Trustee pursuant to the Employee’s instructions and the number of Shares which may be purchased thereunder on each such Exercise Date:

3.2.1. 50,000 Options shall be fully vested and exercisable at September 29, 2016.

3.3.	The consideration shall be paid on the date of the exercise of the Option. The Option shall be exercisable by the Trustee on behalf of the Employee in progressive stages on the Exercise Dates as aforesaid provided that the Employee shall have been continuously employed by the Company and/or a Related Company, from the date hereof until such date of exercise.

In the event that the employment of the Employee with the Company (including a Related Company) is terminated prior to the complete exercise of the Option for any reason, whether pursuant to circumstances which provide for a right to severance pay or otherwise, then, subject to the provisions of Section 7.6 of the Plan, any unexercised portion of the Option shall immediately expire and be of no further force or effect upon the earlier of such termination or notice of termination.

4.	Non Assignability

The Employee’s rights to: (a) receive and exercise the Option; (b) receive all or part of the Shares from the Trustee; (c) require that the same shall be registered in his or her name; and (d) request that the Trustee sell Shares on his or her behalf, are subject to the Plan and are personal and not transferable (other than pursuant to the laws of inheritance), and may not be made subject to any pledge, lien, attachment or other charge whether voluntary or by law, and no power of attorney or a transfer deed shall be given in respect thereof, whether it is to be effective immediately or in the future, whether directly or indirectly, and any such transfer shall be null and void. The provisions hereof and of the Plan shall be binding upon any legal successor to or assign of the Employee’s rights hereunder.

The Employee acknowledges and hereby agrees that, in addition to the limitations on transferability of the Shares, pursuant to the Company’s incorporation documents, as shall be in effect from time to time, for as long as the Company is a private company or a public company whose shares are not traded on any stock exchange, the Employee’s shares in the Company shall not be transferable, without the prior approval of the Board, which approval may be withheld at its absolute discretion.

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5.	Employee Representations, Warranties and Covenants

Without derogating in any manner from the provisions of the Plan or this Agreement, the Employee hereby represents, warrants, agrees and undertakes as follows:

5.1.	The shares to be acquired upon exercise of the Option shall be purchased for the Employee’s own account for investment purposes only and not with a view for resale, distribution or transfer, and all the rights pertaining to the Shares, by law or equity, shall be purchased and possessed by the Employee (through the Trustee) for the Employee exclusively. The Company may require, as a condition to the exercise of the Option, that the Employee reconfirm, represent and agree that the Shares being acquired upon exercise are being acquired for the Employee’s own account for investment purposes only and not with a view for resale or distribution and that the Employee make such other representations as the Company deems necessary, advisable or appropriate.

5.2.	That he or she acknowledges that the Company’s shares are not publicly traded and understands that the Company bears no responsibility and has made no commitment to register its shares, or the Options or Shares allotted to the Employee (through the Trustee), for trading or to offer its shares to the public in any manner.

5.3.	The Employee acknowledges and agrees that no income or gain which the Employee may be credited with or which purports to be credited to the Employee as a result of the grant of the Option, the exercise thereof, the issue of the Shares, the transfer into the Employee’s name thereof or the sale thereof, if any, shall in any manner be taken into account in the calculation of the basis for the Employee’s entitlements from the Company or any Related Company or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer relationship, including without limitation, social security, health tax, manager’s insurance, educational fund, pension funds, severance pay, holiday pay, etc.

In the event that the Company and/or any Related Company shall be required, pursuant to any law, to take into account for purposes of calculating any such benefits, any of the aforesaid elements of income or gain actually or theoretically credited to the Employee, the Employee shall promptly indemnify the Company and/or any Related Company against any expense caused to it in this regard, and any such amount shall be deemed a debt of the Employee to the Company and/or any Related Company, which may be deducted or set off from any amounts payable to the Employee.

5.4.	The Employee acknowledges that nothing in this Agreement and/or in the Plan shall be interpreted as a commitment and/or an agreement by the Company and/or any Related Company to employ the Employee, whether for a certain period or otherwise, and that nothing in this Agreement and/or the Plan or any option granted pursuant hereto or thereto shall be interpreted as conferring upon the Employee any right to continue in the employment of the Company or any Related Company or as obliging the Company or any Related Company to employ the Employee or as restricting the rights of the Company and/or any Related Company to terminate the Employee’s employment, at any time, at its sole discretion and in accordance with law. The Employee shall have no claim whatsoever against the Company and/or any Related Company as a result of the termination of his or her employment, even if such termination causes the Option or any other options, in whole or in part, to expire and/or prevents him or her from exercising the Option in whole or in part and/or from receiving or retaining the Shares pursuant hereto or to any other agreement between him or her and the Company, or results in any loss due to any imposition, or earlier than anticipated imposition, of tax or other liability pursuant to applicable law.

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5.5.	The Employee acknowledges that the grant of the Option and the issue of the Shares, the execution of this Agreement and the Employee’s participation in the Plan shall have tax consequences to the Employee, and that the Company is not able to ensure or represent to the Employee the nature and extent of such tax consequences.

The Company may require as a condition to the exercise of the Option that the Employee pay or otherwise make arrangements to the Company’s and Trustee’s satisfaction, for the payment of the tax and other obligatory payments applicable to him or her (including all sums payable arising out of or in connection with the Company’s obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan.

The Employee acknowledges and agrees, that pursuant to the Plan, the Employee shall be liable to pay all taxes, of every nature, including duties, fines and any other payment which may be imposed by the tax authorities, whether in Israel or abroad, and all expenses arising out of the Plan, including every obligatory payment of whatever source (including, but not limited to, social security, health tax, etc. as may be applicable) in respect of the Option, the Shares (including, without limitation, upon the grant of the Option, the exercise of the Option, the issuance of the Shares, the sale of the Shares or the registration of the Shares in the Employee’s name) or dividends or any other benefit in respect thereof, and/or all other charges which may accrue to the Employee, the Company, any Related Company and/or the Trustee in connection with the Plan, the Option and/or the Shares, or any act or omission by the Employee or the Company in connection therewith, or pursuant to any determination by the applicable tax or other authorities, including, without limitation, any such payments required to be made by the Company as the result of any sale by the Employee of any of the Shares prior to the end of the Restricted Period, and whether or not the provisions of the Income Tax Ordinance or Section 102 apply. Furthermore, the Employee acknowledges that the Employee shall not have, and the Employee hereby waives, any complaint and/or cause of action the same has or shall have in the future against the Trustee and/or against the Company and/or against any Related Company in any way connected to any taxation resulting from the grant of the Option, the exercise thereof, the issuance of the Shares, the transfer of Shares into the Employee’s name, the sale of Shares by the Employee and/or by the Trustee and/or any other matter which is in any manner whatsoever connected to the Option, the Shares and/or the participation of the Employee in the Plan.

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The Employee further acknowledges and agrees that, without derogating from the Employee’s obligation to pay all taxes payable with respect to the Option and the Shares, the Company and/or any Related Company and/or the Trustee shall at their absolute sole discretion be entitled (and/or obliged pursuant to applicable law), to deduct at source from all the payments due to the Employee, including dividends, consideration for the sale of shares or from any other source, any tax or obligatory payments due to the tax or other authorities in respect of the Option or the Shares pursuant to any law.

Without derogating from the above, the Company (including any Related Company) and/or the Trustee shall have the right to require that the Employee provide guarantees or other security to the Company’s satisfaction to guarantee the payment of any taxes or other obligatory payments which may be payable as a result of or in connection with the grant of the Option, the exercise thereof, the issuance, sale or transfer of any of the Shares and/or the registration thereof in the Employee’s name (including any sums payable arising out of or in connection with the Company’s obligations to deduct tax and other obligatory payments at source).

5.6.	The Employee acknowledges that he or she is aware of, and clearly understands: (a) the rights and limitations attached to the Shares as set forth in the Company’s Articles of Association, the Plan and this Agreement; (b) the limitations on transferability thereof set forth in the Articles of Association, the Plan and this Agreement; (c) that the Company’s Articles of Association may be amended from time to time as permitted by law; and (d) that the provisions of the Articles of Association of the Company which shall apply to the Shares shall be the provisions which shall be in effect from time to time; and that, as a result, inter alia, of these limitations, it may be difficult or impossible for the Employee to realize his investment and/or to sell or otherwise transfer the Shares.

5.7.	In the event that the Company’s Articles of Association, now or at any time hereafter, provide for a right of first refusal to purchase shares of the Company which are offered for sale by other shareholders of the Company and/or a pre-emptive right to purchase shares which are being allotted or shall in the future be allotted by the Company, the Employee hereby waives such rights. For the purpose of the approval of any transfer or the execution of any issue as aforesaid, this Agreement shall constitute an authorization, for the benefit of the Company and the Company’s shareholders, to the Trustee, until the consummation of the IPO, to sign any confirmation or waiver in the name of the Employee and on his or her behalf. The Employee shall not sell, and shall not instruct the Trustee to sell, the Shares or any part thereof to any third party, unless such third party signs a waiver and a power of attorney as aforesaid and the Proxy and Power of Attorney.

5.8.	The shares issued with respect to the Option granted hereunder and all Additional Rights, if any, shall be held by the Trustee and registered in his name until the later to occur of: (i) consummation of the IPO, and (ii) the end of the Restricted Period.

5.9.	The Employee shall have none of the rights of a shareholder of the Company, for as long as the Option has not been exercised and, once exercised, for as long as the Shares have not been transferred and registered in the Employee’s name in the Company’s register of members pursuant to the Plan.

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5.10.	For as long as any shares are held by the Trustee or registered in his name or for as long as the certificates representing any shares are held by the Trustee, the Trustee alone shall be entitled to receive every notice to which a shareholder is entitled or to demand any information, and any financial and/or other report to which a shareholder is entitled from the Company, and he alone or whomever he shall designate pursuant to the Proxy and Power of Attorney shall have the right to exercise every other right of the shareholders vis-à-vis the Company including the right to participate in and vote at all shareholders’ meetings. The Employee shall not be entitled to exercise any of these rights as shareholder nor make any demand or request of the Trustee and/or of the Attorney in this regard. Without derogating from the generality of the above, the Employee shall not have nor exercise any voting rights with respect to the Shares until they are transferred and registered in his name in the Company’s register of members pursuant to the Plan.

5.11.	That until the consummation of the IPO, the Employee shall provide any certificate, declaration or other document and shall perform any act which the Company or the Trustee shall consider to be necessary or desirable whether pursuant to any law, whether local or foreign, or otherwise, including any undertaking on the part of the Employee not to sell the Shares during any period which shall be required by an underwriter or investment bank or advisor of the Company for the purpose of any share issue, whether private or public (including lock-up and/or market stand-off arrangements and undertakings), and including any certificate or agreement which the Company shall require, if any, from the Employee as a member of a class of shareholders, or any certificate, declaration or other document the obtaining of which shall be deemed by the Board or the Trustee to be appropriate or necessary for the purpose of raising capital for the Company, of merging the Company with or into another company (whether the Company is the surviving entity or not), or of reorganization of the Company, including, in the event of a consolidation or merger of the Company or any sale, lease, exchange or other transfer of all or substantially all of the assets or shares of the Company, for the sale or exchange, as the case may be, of any shares or rights to purchase shares the Employee (or the Trustee on his or her behalf) may have purchased or been granted hereunder all as shall be deemed necessary or desirable by the Board or the Trustee.

As long as the Shares and/or the Option are registered in the Trustee’s name, the same shall be authorized to sign the Employee’s name and on his/her behalf on any of the aforesaid documentation. In the event that the Option or any or all of the Shares have been transferred into the name of the Employee, and he/she has refused to confirm any document required by the Company as aforesaid by placing his/her signature thereon, the Trustee shall be entitled, at the request of the Company, to sign any document in the name of the Employee and on his/her behalf

In order to guarantee, and without derogating from, the aforesaid, and because the rights of the Company and the other shareholders are dependent thereon, the Employee shall, upon signing this Agreement and as a condition to the grant of any options hereunder, execute the Proxy and Power of Attorney irrevocably empowering the Trustee and/or the Attorney, until consummation of the IPO, inter alia, to sign any document and take any action in his or her name as aforesaid and the Employee shall have no complaint or claim against the Trustee and/or the Attorney in respect of any such signature or action or in respect of any determination of the Trustee pursuant to the Plan or hereto. The Employee shall authenticate his or her signature in the presence of a notary if he or she shall be asked to do so by the Company, in order to give full validity to the Proxy and the Power of Attorney.

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5.12.	Nothing herein or in the grant of the Option or in the issuance of the Shares upon exercise of the Option or in the grant of any other option or the issuance of any other shares to the Employee pursuant to the Plan shall affect in any way the right or power of the Company to raise capital, issue shares or securities exercisable for or convertible into shares of any class (including with preferred rights), increase or decrease the number of shares of any class or modify, amend or alter the rights attached thereto, make any adjustments, reclassifications, reorganizations, distributions or changes of or to its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets or to take or effect any similar acts or to participate or engage in any similar or like occurrences or transactions all at its absolute discretion and, except as expressly provided for pursuant to Section 7 below, no rights shall accrue to or vest in the Employee by reason of any of the above.

5.13.	The Employee has received a copy of the Plan, has examined it, and acknowledges and agrees to all the provisions and conditions thereof.

5.14.	The Employee has full knowledge of the Company and its activities, and is aware that the Company operates in a sophisticated, high tech and high risk sector, and that the market thereof is restricted and highly competitive, and that the exercise of the Option constitutes an economic risk. The Employee undertakes that he or she shall not have any claim against the Company and/or any Related Company or any of its or their officers, employees, shareholders or advisors if the Employee’s investment in the Shares shall fail or for the payment of any tax or other obligatory payment due or for any other reason.

6.	Taxes; Indemnification of the Company, the Trustee and the Attorney

6.1.	Without derogating from any other provisions of the Plan and this Agreement in this regard, the Employee hereby covenants, whether the provisions of the Income Tax Ordinance and/or Section 102 shall apply to the Employee or not, to bear all tax obligations, duties, levies, fines and other payments which shall be imposed by the tax authorities (whether in Israel or abroad) and any other obligation from whatever source including but not limited to the obligations of the Employee and/or the Company and/or any Related Company and/or the Trustee arising out of the Plan (including granting of the Option, exercise of the Option, issue of the Shares, transfer of the Shares into the Employee’s name and the sale thereof by the Employee and/or by the Trustee). Without derogating from the generality of the aforesaid the Employee’s obligations in this regard shall include, income tax, employer’s tax, capital gains tax, social security insurance, health tax and any other tax, levy or payment which the Employee or the Company and/or any Related Company is or shall be obliged to pay because of the Option or the Shares (including deductions at source which the Company is obliged to make for tax or other obligatory payments imposed upon the Employee) and the Employee shall indemnify the Company and/or any Related Company and/or the Trustee for every charge or payment as aforesaid, which may be deducted or set off from any amounts payable to the Employee.

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6.2.	Subject to the provisions of the Plan, the Employee hereby covenants to pay the Company and/or the Trustee promptly upon their first request in writing, any sum for which they are responsible (or, in the Board’s opinion, they might be responsible for), and which is payable by the Employee as set forth in Section 6.1 hereof or elsewhere herein or in the Plan to the income tax authorities and/or any other governmental or administrative authority, whether in Israel or abroad (including for deduction of tax or other obligatory payments at source) pursuant to the Plan, and/or in respect of the Employee’s participation in the Plan, whether the Trustee’s responsibility as aforesaid shall arise directly or in respect of any responsibility of the Employee for such payment. The Employee covenants to promptly indemnify the Company and/or any Related Company and/or the Trustee for any charge or payment as aforesaid, which may be deducted or set off from any amounts payable to the Employee.

6.3.	In no event shall the Trustee or the Attorney be liable to the Employee or a purchaser of Shares from the Employee (or the Trustee), with respect to any act which has been or which shall be carried out in relation to the Plan and any matter connected thereto or arising therefrom. The Employee covenants, upon signing this Agreement, that he or she will not make, and he or she hereby waives, any and all claims against the Trustee and the Attorney as aforesaid and the Employee expressly agrees that if he or she shall make any claim against the Trustee or the Attorney the same shall then be entitled on the grounds of this Section alone to apply to the competent court for dismissal of the action against them with costs.

The provisions of this Section and the other provisions of this Agreement and the Plan which grant any right, power, immunity or any authority to the Trustee and/or to the Attorney, shall operate in favor of the Trustee and the Attorney and they shall be entitled to act pursuant to and enforce such provisions, and the Employee shall be liable to the Trustee and the Attorney as if they were parties to this Agreement.

7.	Acceleration; Liquidation

The provisions of Section 8 of the Plan shall apply to the Option as provided for therein, provided however, that notwithstanding the provisions of Section 8 of the Plan, in the event of: (i) a sale of all or substantially all of the assets of the Company; (ii) a sale of all or substantially all of the shares of the Company; or (iii) a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation and the continuing or surviving corporation (or, if such transaction is effected through a subsidiary, the parent of such continuing or surviving corporation), does not assume the option or substitute it with an appropriate option in the continuing or surviving corporation (or in the parent as aforesaid), then, notwithstanding the vesting periods set forth in Section 3.2 above, all of the outstanding options held by or for the benefit of the Employee shall be accelerated and become immediately vested and exercisable.

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8.	Amendments to the Plan and/or Replacement thereof

The Employee acknowledges, agrees and confirms that the Plan may be amended as provided for therein and the Employee hereby agrees and covenants not to raise any objection to any such amendment as aforesaid and that the Employee shall sign any document which the Company deems necessary or desirable in order to give full force and effect to the amendment of the Plan. The Employee understands that any amendment to the Plan or any document connected to the Plan, shall bind him or her as if he or she were a party thereto.

9.	Substitution of the Trustee

The parties acknowledge and agree that the Company is entitled to replace the Trustee and/or to nominate another person to serve as a trustee in lieu of the existing trustee if the same is no longer capable or willing to fulfill his duties and that the new trustee shall have the same powers and authority which the Plan and this Agreement grant the Trustee.

10.	Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel and, subject to the provisions of Section 11 below, the competent courts in the Tel-Aviv district shall have exclusive jurisdiction with respect to any matter or conflict with respect thereto.

11.	Disputes

As a condition to the granting of the Option, the Employee and the Employee’s successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Board, or any committee designated by the Board pursuant to the Plan, in its sole discretion and judgment and that any such determination and any interpretation by the Board or any such committee of the terms of the Plan and/or of this Agreement shall be final and shall be binding and conclusive for all purposes.

In making any such determination or interpretation the Board or any such committee shall not be bound by the rules of procedure or evidence or substantive law and shall not be required to give any reasons therefore.

12.	Notices and/or Instructions

(a)	Every notice and/or instruction required or permitted to be given pursuant to this Agreement shall be given in writing and shall be deemed to have been delivered on the date of its delivery to the addressee by hand or 3 (three) days after having been sent by registered mail. The parties’ addresses for the purpose of this Section shall be, if a party hasn’t communicated another address by a written notice ten (10) days in advance, as set forth in the introduction to this Agreement.

(b)	A stamp or a receipt on behalf of the postal service which evidences the time of delivery of the notice shall constitute conclusive evidence as to the date of delivery and no party shall claim that a notice delivered as aforesaid has not been received by such party.

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OS New Horizon- Personal Computing Solutions Ltd.	Employee

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